                                                                      EXHIBIT 23

                            HOUGHTON MIFFLIN COMPANY

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 2-69298, 33-59015, and 333-58377) pertaining to the Houghton Mifflin Company 401(k) Savings Plan, the 1995 Stock Compensation Plan, and the 1998 Stock Compensation Plan of Houghton Mifflin Company and in the Registration Statement (Form S-3 No. 333-78035) of Houghton Mifflin Company and in the related prospectuses pertaining to the $200 million of securities of our report dated January 26, 2001, with respect to the consolidated financial statements and schedule of Houghton Mifflin Company included in this Annual Report (Form 10-K) for the year ended December 31, 2000.

                                            /s/ ERNST & YOUNG LLP

Boston, Massachusetts
March 5, 2001